Exhibit 4.8

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934

General

The following description of registered securities of RealPage, Inc. (“us,” “our,” “we” or the “Company”) is intended as a summary only and therefore is not a complete description. This description is based upon, and is qualified by reference to, our amended and restated certificate of incorporation, our amended and restated bylaws and applicable provisions of Delaware General Corporation Law. You should read our amended and restated certificate of incorporation and amended and restated bylaws, which are incorporated by reference as Exhibit 3.1 and Exhibit 3.2, respectively, to the Annual Report on Form 10-K of which this Exhibit 4.8 is a part, for the provisions that are important to you.

Our authorized capital stock consists of 260,000,000 shares, with a par value of $0.001 per share, of which:
•250,000,000 shares are designated as common stock; and
•10,000,000 shares are designated as preferred stock.

Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended.

Description of Common Stock

Voting Rights

The holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Holders of shares of our common stock do not have cumulative voting rights.

Dividends

Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor.

Liquidation

In the event we liquidate, dissolve or wind up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

Rights and Preferences

Holders of common stock have no preemptive, conversion or subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and our amended and restated bylaws contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Exhibit 4.8

Undesignated preferred stock. As discussed above, our board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Limits on ability of stockholders to act by written consent or call a special meeting. Our amended and restated certificate of incorporation provides that our stockholders may not act by written consent. This limit on the ability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws.

In addition, our amended and restated bylaws provide that special meetings of the stockholders may be called only by the chairperson of our board of directors, our Chief Executive Officer, our president (in the absence of our Chief Executive Officer) or our board of directors. Our amended and restated bylaws prohibit a stockholder from calling a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for advance notification of stockholder nominations and proposals. Our amended and restated bylaws include advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. However, our amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Board Classification. Our board of directors is divided into three classes, one class of which is elected each year by our stockholders. The directors in each class will serve for a three-year term. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board.

Board vacancies filled only by majority of directors then in office. Vacancies and newly created seats on our board of directors may be filled only by our board of directors. Only our board of directors may determine the number of directors on our board of directors. The inability of stockholders to determine the number of directors or to fill vacancies or newly created seats on our board of directors makes it more difficult to change the composition of our board of directors, but these provisions promote a continuity of existing management.

Directors removed only for cause. Our amended and restated certificate of incorporation provides that directors may be removed by stockholders only for cause.

Delaware anti-takeover statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:
•Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

Exhibit 4.8

•At or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, beneficially owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock.
The provisions of Delaware law and our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.
The NASDAQ Global Select Market Listing
Our common stock is listed on the Nasdaq Global Select Market under the symbol “RP.”